Exhibit 10.3

AMENDMENT NO. 2
TO THE MANUFACTURING SERVICES AGREEMENT

THIS AMENDMENT NO. 2 (“Amendment No. 2”), TO THE Manufacturing Services Agreement is entered into as of June 10, 2019 by and between Radius Health, Inc., (“Radius”) and Lonza Sales Ltd (hereinafter “Lonza” or “PolyPeptide”).

WHEREAS, Radius and PolyPeptide are parties to that certain Manufacturing Services Agreement having an effective date of June 28, 2016, as previously amended by Amendment No. 1 dated December 11, 2018 (the “Agreement”); and

WHEREAS, the Parties wish to modify the Agreement to reflect that Radius may order, and PolyPeptide shall supply, Product for use with abaloparatide finished drug product to be commercialized by Radius or its commercial partner in Canada.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree to amend the Agreement as follows:

1.All references in the Agreement to Lonza shall hereinafter be deemed amended to refer to PolyPeptide Group (“PolyPeptide”).

2.The definition of Applicable Laws in Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

“ ‘Applicable Laws’ means all relevant U.S., Canadian, and European Union national/federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any Governmental Authority and all applicable cGMP together with amendments thereto and those concerning anti-corruption and anti-bribery.”

3.The definition of cGMP in Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

“ ‘cGMP’ means those laws and regulations applicable in the U.S., Canada and Europe, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21 CFR (Chapters 210, 211, 600 and 610), the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, and those good manufacturing practices standards required by Health Canada. For the avoidance of doubt, PolyPeptide’s operational quality standards are defined in internal cGMP policy documents.

4.	Section 1 of the Agreement is amended to add the following definition:

“ ‘Health Canada’ means the Canadian Federal Department known as Health Canada, or any successor agency thereto, and its divisions, including the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate.”

5.The definition of Regulatory Authority in Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

“ ‘Regulatory Authority’ means the FDA, EMA, Health Canada and any other similar regulatory authorities as may be agreed upon in writing by the Parties.”

6.The Parties agree that regulatory support activities for approval of the Product in Canada requested by Radius shall be performed and supported by PolyPeptide in accordance with the terms and conditions of Section 2.4.2 of the Agreement.

7.All other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed by their duly authorized representatives.

[signatures on following page]

RADIUS HEALTH, INC.	POLYPEPTIDE GROUP

By:	/s/ Chhaya Shah	By:	/s/ Robert Hagopian
Name:	Chhaya Shah	Name:	Robert Hagopian
Title:	SVP, Technical Operations	Title:	Director, Business Development
Date:	June 10, 2019	Date:	July 25, 2019

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